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EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       ALTERNATIVE LIVING SERVICES, INC.

     ALTERNATIVE LIVING SERVICES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That, the Board of Directors of the Corporation unanimously adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that said amendment be presented to the stockholders of the Corporation for consideration at the annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

           "RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article Four in its entirety and by substituting the following in lieu thereof:

                                 ARTICLE FOURTH

                 The total number of shares of all classes of
            stock which the Corporation has authority to issue is One Hundred Five Million (105,000,000), of which One Hundred Million (100,000,000) shall be common stock, with $.01 par value (the "Common Stock"); and Five Million (5,000,000) shall be preferred stock, with $.01 par value (the "Preferred Stock").

     SECOND: That at the annual meeting of the Corporation held on May 14, 1998, the foregoing resolution was adopted by holders of a majority of the outstanding stock entitled to vote thereon.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

     IN WITNESS WHEREOF, ALTERNATIVE LIVING SERVICES, INC. has caused this certificate to be signed as of this 14th day of May, 1998.



                                 ALTERNATIVE LIVING SERVICES, INC.
                            By:
                                 William F. Lasky, its Chief Executive Officer







Attested by:


        Thomas E. Komula, its Secretary









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